UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2007

LARGE SCALE BIOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31275	77-0154648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Vaca Valley Parkway, Vacaville, California 95688
(Address of principal executive offices and zip code)

(707) 446-5501
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01—OTHER EVENTS.

On January 9, 2006, Large Scale Biology Corporation, and its subsidiaries, Large Scale Bioprocessing Inc. and Predictive Diagnostics Inc. (collectively, the “Debtors”), filed voluntary Chapter 11 petitions in the United States Bankruptcy Court for the Eastern District of California (the “Court”). Since the filing of the cases, the Debtors have managed the administration of their bankruptcy estates under supervision of the Court acting as debtors in possession, no trustee having been appointed.

On October 11, 2006, the Court entered its Order Approving the Debtors’ First Amended Joint Plan of Liquidation (the “Plan”). The Plan is designed to complete the orderly liquidation of the Debtors’ business and assets, including the possible sale as a whole to one purchaser or the sale of related business units, and to distribute the proceeds, if any, to holders of allowed claims and allowed interests against the Debtors’ estates in a manner consistent with the requirements of the United States Bankruptcy Code and orders of the Court in the Debtors’ cases.

On July 20, 2007, Debtors filed a Motion to Approve Sale of Mass Spectrometer Free and Clear of Interests Subject to Overbids (the “First Motion”) with the Court.  In the First Motion, Debtors request that the Court approve the sale of a Perkin-Elmer prOTOF 2000 MALDI-TOF to Integrated Biomolecule Corporation for $35,000, subject to overbids.  The First Motion also seeks Court approval of overbid sale procedures which would apply to the sale to Integrated Biomolecule Corporation.

On July 30, 2007, Debtors filed a Motion to Approve Sale and Assignment of Certain Patents, Patent Applications and Related Assets to Fraunhofer USA, Inc. Free and Clear of Interests Subject to Overbids and Related Relief (the “Second Motion”) with the Court.  In the Second Motion, Debtors request that the Court approve the sale and assignment of all of Debtors’ right, title and interest in and to certain patents, patent applications, trademarks, executory contracts and related assets relating to the genetically modified plant viruses that can be used to temporarily introduce new genes into living plants so that the plants will begin manufacturing new products, including pharmaceutical proteins or vaccines commonly known as the GENEWARE system for $500,000 to Fraunhofer USA, Inc., acting through its Center for Molecular Biotechnology, subject to overbids.  The Second Motion also seeks Court approval of overbid sale procedures which would apply to the sale to Fraunhofer USA, Inc.

On July 31, 2007, Debtors filed a Motion to Approve Sale of GRAMMR Related Assets to Novici Biotech LLC Free and Clear of Interests Subject to Overbids and Related Relief (the “Third Motion”) with the Court.  In the Third Motion, Debtors request that the Court approve the sale of GRAMMR related assets for $100,000 to Novici Biotech LLC, subject to overbids.  The Third Motion also seeks Court approval of overbid sale procedures which would apply to the sale to Novici Biotech LLC.

On August 8, 2007, Debtors filed a Motion to Approve Auction Process, Sale and Assignment of certain Patents, Patent Applications and Related Assets Free and Clear of Interests and Related Relief (the “Fourth Motion”) with the Court.  In the Fourth Motion, Debtors request that the Court approve an auction process and the sale and assignment of certain patents and patent applications relating to the production of Peptides in Plants as Viral Coat Protein Fusions or Chemical Conjugation and Assembly as well as inventions that were claimed and disclosed in such patents and patent applications.

Further information regarding the proposed sale and related requests of the Debtors can be found in each of the First Motion, Second Motion, Third Motion and Fourth Motion, respectively attached hereto as Exhibits 99.1, 99.2, 99.3 and 99.4 and incorporated herein by reference.  In addition, other documents filed with the Court in the Debtors’ bankruptcy cases (other than documents filed under seal or otherwise subject to confidentiality protections) may be accessed by going to the webpage established by the Debtors’ bankruptcy counsel, www.ffwplaw.com, and clicking on the “Cases” link, and then clicking on the “Large Scale Biology Corporation” case link. The information set forth on the foregoing website shall not be deemed to be a part of, or incorporated by reference into, this Form 8-K.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

	99.1	Motion to Approve Sale of Mass Spectrometer Free and Clear of Interests Subject to Overbids.

	99.2	Motion to Approve Sale and Assignment of Certain Patents, Patent Applications and Related Assets to Fraunhofer USA, Inc. Free and Clear of Interests Subject to Overbids and Related Relief.

	99.3	Motion to Approve Sale of GRAMMR Related Assets to Novici Biotech LLC Free and Clear of Interests Subject to Overbids and Related Relief.

	99.4	Motion to Approve Auction Process, Sale and Assignment of Certain Patents, Patent Applications and Related Assets Free and Clear of Interests and Related Relief.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Large Scale Biology Corporation

Date: August 8, 2007	By:	/s/ Randy Sugarman
Randy Sugarman, its Plan Administrator